EXHIBIT 5.1

Legal Opinion and Consent of Counsel

THE O'NEAL LAW FIRM, P.C.
6626 E. Raftriver Street
Mesa, Arizona 85215
480-812-5041
888-353-8842 (fax)

OPINION OF COUNSEL AND CONSENT OF COUNSEL

TO: Board of Directors
Cuba Business Development Group, Inc.

RE: Registration Statement on Form S-1

Gentlemen:

As counsel to Cuba Business Development Group, Inc., a Nevada corporation (the "Company"), we have participated in the preparation of the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 999,000 shares of the Company's $0.0001 par value common stock. As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion, including without limitation examination of  the Company’s Articles of Incorporation, Bylaws, Corporate Minutes and Subscription Agreements. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. Based upon such examinations, we are of the opinion that the shares of the Company's common stock to be offered pursuant to the Registration Statement are validly issued, fully paid and non-assessable shares of the shares of the common stock of the Company.

We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to our firm contained therein under "Interest of Named Experts and Counsel".

Sincerely,

/s/ THE O'NEAL LAW FIRM, P.C. Mesa, Arizona DATED: September 2, 2010